Exhibit 16.2

August 4, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Cyxtera Technologies, Inc. (“Cyxtera”) and, under the date of March 9, 2021, we reported on the consolidated balance sheet of Cyxtera as of December 31, 2019, and the related consolidated statements of operations, comprehensive loss, shareholder’s equity and cash flows for each of the years in the two-year period then ended. On November 6, 2020, we were notified that Cyxtera had engaged Deloitte & Touche LLP as its principal accountant for the year ending December 31, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Cyxtera’s consolidated financial statements as of and for the year ended December 31, 2019, and the issuance of our report thereon. On March 9, 2021, we completed our audit and the auditor-client relationship ceased. We have read Cyxtera’s statements included under the heading Changes in Accountants in Item 2.01 of its Form 8-K dated August 4, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with Cyxtera’s statements that the dismissal of KPMG LLP was approved by the Audit Committee of the Board of Directors, and we are not in a position to agree or disagree with Cyxtera’s statements in the fifth and sixth paragraphs.

Very truly yours,

(signed) KPMG LLP